Exhibit (8)(c)(c)

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

This Amended and Restated Administrative Services Agreement (this “Agreement”), made as of the 17th day of February 2012, by and between New York Life Insurance and Annuity Corporation, a Delaware corporation (“INSURER”), and New York Life Investment Management LLC, a limited liability company (“ADVISER”), (each a “Party,” and, collectively, the “Parties”) mutually agree to the arrangements set forth in this Agreement.

WHEREAS, ADVISER is the investment adviser to the portfolios (collectively, the “Portfolios”) listed on Schedule A hereto, as may be amended from time to time, of the MainStay VP Funds Trust (the “Fund”);

WHEREAS, the Fund is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (the “1940 Act”), as an open-end management investment company;

WHEREAS, certain Portfolios are divided into two separate share classes, an Initial Class and a Service Class, and the Fund has adopted a Rule 12b-1 Plan under the 1940 Act pursuant to which a distribution services fee is paid out of the assets of the Service Class shares;

WHEREAS, the shares of the Portfolios are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Parties acknowledge and agree that this Agreement supersedes the Letter Agreement between the ADVISER and INSURER, dated March 1, 2001, and the Administrative Services Agreement between the ADVISER and INSURER, dated January 1, 2005;

WHEREAS, INSURER issues variable universal life insurance policies and/or variable annuity contracts (collectively, the “Contracts”);

WHEREAS, INSURER has entered into an Amended and Restated Participation Agreement, dated June 30, 2010 (“Participation Agreement”), as amended, with the Adviser and the Fund, pursuant to which the Fund has agreed to make shares of the Portfolios and the Substitution Portfolios (as defined below) available for purchase by one or more of the INSURER’s separate accounts or divisions thereof (each, a “Separate Account”), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts;

WHEREAS, certain Portfolios of the Fund listed on Schedule A hereto will be made available to Contract owners as of February 17, 2012 pursuant to a substitution order issued by the SEC on February 14, 2012 (the “Substitution Portfolios”);

WHEREAS, INSURER and ADVISER expect that the Fund, the Portfolios, and the Substitution Portfolios can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of INSURER each as a single shareholder of record of Portfolio and Substitution Portfolio shares, rather than having numerous shareholders of such shares, and by having INSURER perform the administrative services listed on Schedule B hereto for the Fund in connection with the Contracts issued by INSURER;

WHEREAS, INSURER desires to be compensated for providing such administrative services;

WHEREAS, ADVISER desires that the Fund benefit from the administrative services performed by INSURER;

WHEREAS, the ADVISER is duly registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended, and is the investment manager and administrator of the Portfolios of the Fund; and

WHEREAS, ADVISER desires to retain the administrative services of INSURER and to compensate INSURER for providing such administrative services;

NOW, THEREFORE, the Parties, in consideration of their mutual promises, agree as follows:

Section 1. Administrative Services; Payments Therefor.

(a) INSURER shall provide the administrative services set out in Schedule B hereto and made a part hereof, as the same may be amended from time to time. For the sub-administration services set forth in Schedule B, ADVISER agrees to pay to INSURER a quarterly fee equal to an annual rate of 0.10% of the total average daily net asset values of the Portfolios (“Sub-Administration Services Fee”). For the other services set forth in Schedule B, ADVISER agrees to pay INSURER a quarterly fee equal to an annual rate of 0.05% of the total average daily net asset values of the Portfolios (“Other Services Fee” and, together with the Sub-Administration Services Fee, “Quarterly Fee”). For convenience, ADVISER shall remit all Quarterly Fees payable to INSURER, unless otherwise instructed. Notwithstanding the foregoing, ADVISER will not pay Quarterly Fees to INSURER with respect to the MainStay VP Conservative Allocation, MainStay VP Moderate Allocation, MainStay VP Moderate Growth Allocation and MainStay VP Growth Allocation Portfolios (the “Asset Allocation Portfolios”) because the Asset Allocation Portfolios invest in shares of the other Portfolios, including the Substitution Portfolios.

(b) INSURER shall also provide the administrative and sub-administrative services referenced in Section 1(a) for each Substitution Portfolio, and ADVISER agrees to pay to INSURER a quarterly fee as set forth below for each Substitution Portfolio in contemplation of such services (each, a “Substitution Portfolio Quarterly Fee”):

(1)	For the MainStay VP DFA/DuPont Capital Emerging Markets Equity Portfolio – Initial Class (the “DFA/DuPont Portfolio – Initial Class”), an annual rate of (i)

0.15% of the total average daily net assets of the DFA/DuPont Portfolio – Initial Class, until the total average daily net assets of shares of the DFA/DuPont Portfolio – Initial Class equal $250 million, and (ii) 0.20% of the total average daily net assets of the DFA/DuPont Portfolio – Initial Class when the total average daily net assets of the DFA/DuPont Portfolio – Initial Class exceed $250 million.

(2)	For the MainStay VP DFA/DuPont Capital Emerging Markets Equity Portfolio – Service Class (the “DFA/DuPont Portfolio – Service Class”), an annual rate of 0.15% of the total average daily net assets of the DFA/DuPont Portfolio – Service Class.

(3)	For the MainStay VP Eagle Small Cap Growth Portfolio – Initial Class and MainStay VP Eagle Small Cap Growth Portfolio – Service Class (together, the “Eagle Portfolio”), an annual rate of 0.21% of the total average daily net assets of the Eagle Portfolio.

(4)	For the MainStay Janus Balanced Portfolio – Initial Class and MainStay VP Janus Balanced Portfolio – Service Class (together, the “Janus Balanced Portfolio”), an annual rate of 0.15% of the total average daily net assets of the Janus Balanced Portfolio.

(5)	For the MainStay VP MFS Utilities Portfolio – Initial Class and MainStay VP MFS Utilities Portfolio – Service Class (together, the “MFS Utilities Portfolio”), an annual rate of 0.25% of the total average daily net assets of the MFS Utilities Portfolio.

(6)	For the MainStay VP PIMCO Real Return Portfolio – Initial Class (the “PIMCO Portfolio – Initial Class”), an annual rate of 0.10% of the total average daily net assets of the PIMCO Portfolio – Initial Class.

(7)	For the MainStay VP PIMCO Real Return Portfolio – Service Class (the “PIMCO Portfolio – Service Class, an annual rate of (i) 0.10% of the total average daily net assets of the PIMCO Portfolio – Service Class less than $50 million, (ii) 0.15% of the total average daily net assets of the PIMCO Portfolio – Service Class between $50 million and $500 million, and (iii) 0.175% of the total average daily net assets of the PIMCO Portfolio – Service Class greater than $500 million.

(8)

For the MainStay VP T. Rowe Price Equity Income Portfolio – Initial Class and MainStay VP T. Rowe Price Equity Income Portfolio – Service Class (together, the “T. Rowe Price Portfolio”), an annual rate of (i) 0.15% of the total average daily net assets of the T. Rowe Price Portfolio less than $250 million, and (ii) 0.25% of the average daily net assets of the T. Rowe Price Portfolio greater than $250 million. No Substitution Quarterly Fee for the T. Rowe Price Portfolio

shall be payable to the INSURER if the total average daily net assets of the T. Rowe Price Portfolio are less than $25 million.

(9)	For the MainStay VP Van Eck Global Hard Assets Portfolio – Initial Class (the “Van Eck Portfolio”), an annual rate of 0.35% of the total average daily net assets of the Van Eck Portfolio.

(c) ADVISER shall calculate the Quarterly Fee and each Substitution Portfolio Quarterly Fee at the end of each calendar quarter and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

(d) At least annually, the Parties shall review the Quarterly Fee and each Substitution Portfolio Quarterly Fee to determine whether it is reasonable in view of the incurred and anticipated costs, over time, of INSURER. The Parties agree to negotiate in good faith a reduction or an increase to the Quarterly Fee and/or each Substitution Portfolio Quarterly Fee as required by such review.

(e) For purposes of this Section 1, the average daily net asset value of the shares of the Portfolios and each Substitution Portfolio will be based on the net asset values reported by such Portfolios to INSURER or its designee. In the event there is an error in the net asset value for shares of a Portfolio or any Substitution Portfolio on any day, ADVISER will use its best efforts to correct the net asset value as soon as practicable and to report the corrected net asset value to INSURER as soon as it is available. Pricing errors will be corrected in accordance with the error correction policy described in the Participation Agreement. The Quarterly Fee and each Substitution Portfolio Quarterly Fee stated in this Section 1 will be based on the corrected net asset value.

Section 2. Nature of Payments.

The Parties to this Agreement recognize and agree that ADVISER’s payments hereunder are for the administrative services described in Schedule B and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio or Substitution Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. The Parties to this Agreement also recognize and agree that the fees to be paid by ADVISER hereunder are not designed to reimburse or compensate INSURER for providing administrative services with respect to Contracts that do not hold investment options that correspond to the Portfolios or the Substitution Portfolios.

Section 3. Representations, Warranties and Covenants.

(a) ADVISER represents and warrants that:

(1) It has the requisite authority to enter into this Agreement and to perform the services contemplated herein; and

(2)	That the payment to INSURER of any fees pursuant hereto:

A. has been duly authorized by the Fund, the Board of Trustees of the Fund, or any other persons, if such authorization is required;

B. is accurately disclosed in the Fund prospectus, if such disclosure is required;

(3)	It is, and will continue to be, in material conformity with all applicable federal and state laws and regulations; and

(4)	This Agreement constitutes the valid and binding obligation of the ADVISER.

(b) INSURER represents, warrants and agrees that:

(1)	It has the requisite authority to enter into this Agreement and to perform the services contemplated herein;

(2)	The performance of the services contemplated herein has been duly authorized by all necessary corporate action on its part;

(3)	It is, and will conduct its activities hereunder, in material conformity with all applicable federal and state laws and regulations; and

(4)	This Agreement constitutes the valid and binding obligation of the INSURER.

(c) Each Party hereto agrees to provide to the other such information or documentation necessary for such Party to fulfill its obligations hereunder and such other information or documentation as the other Party may reasonably request.

Section 4. Term and Termination.

Any Party may terminate this Agreement, without penalty, on 60 days’ written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as ADVISER or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as INSURER provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio or any Substitution Portfolio.

Section 5. Indemnification.

The Parties to this Agreement shall indemnify and hold harmless each other to the same degree and under the same conditions as provided for in the Participation Agreement to the extent those provisions apply to a Party.

Section 6. Amendment.

This Agreement may be amended upon mutual agreement of the Parties in writing.

Section 7. Notices.

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

If to ADVISER:

New York Life Investment Management LLC

169 Lackawanna Avenue

Parsippany, NJ 07054

Attn: Stephen P. Fisher

Fax: (973) 394-4621

with a copy to:

New York Life Investment Management LLC

169 Lackawanna Avenue

Parsippany, NJ 07054

Attn: Kevin M. Bopp

Fax: (973) 394-4637

If to INSURER:

New York Life Insurance and Annuity Corporation

1 Rockwood Road

Sleepy Hollow, NY 10591

Attn: Joseph T. Klimowich

Fax: (914) 846-4423

with a copy to:

New York Life Insurance and Annuity Corporation

51 Madison Avenue

New York, New York 10010

Attn: Charles A. Whites, Jr.

Fax: (212) 576-3966

Section 8. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned (as that term is defined in the 1940 Act by either Party without the prior written consent of the other Party.

(c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York without reference to the conflict of law principles thereof.

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been included.

(g) Force Majeure. Neither INSURER nor ADVISER nor their respective affiliates shall be liable to the other or to any Portfolio for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control, provided that such Party has exercised such reasonable diligence as the circumstances require.

(h) Entire Agreement. This Agreement, including the attachments hereto, constitutes the entire agreement between the Parties regarding the provision of, and payment for, the administrative services described herein and supersedes all previous agreements, written or oral, with respect to such matters.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: Senior Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	/s/ Matthew M. Grove
Name: Matthew M. Grove
Title: Vice President

SCHEDULE A

PORTFOLIOS AND SUBSTITUTION PORTFOLIOS

PORTFOLIOS:

MainStay VP Balanced

MainStay VP Bond

MainStay VP Cash Management

MainStay VP Common Stock

MainStay VP Conservative Allocation

MainStay VP Convertible

MainStay VP Flexible Bond Opportunities

MainStay VP Floating Rate

MainStay VP Government

MainStay VP Growth Allocation

MainStay VP Growth Equity

MainStay VP High Yield Corporate Bond

MainStay VP ICAP Select Equity

MainStay VP Income Builder

MainStay VP International Equity

MainStay VP Large Cap Growth

MainStay VP Mid Cap Core

MainStay VP Moderate Allocation

MainStay VP Moderate Growth Allocation

MainStay VP S&P 500 Index

MainStay VP U.S. Small Cap Portfolio

SUBSTITUTION PORTFOLIOS:

MainStay VP DFA/DuPont Capital Emerging Markets Equity

MainStay VP Eagle Small Cap Growth

MainStay VP Janus Balanced

MainStay VP MFS Utilities

MainStay VP PIMCO Real Return

MainStay VP T. Rowe Price Equity Income

MainStay VP Van Eck Global Hard Assets

SCHEDULE B

SERVICES

INSURER shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by the Parties, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates. For purposes of this Schedule B, the defined term “Portfolios” shall include the Substitution Portfolios.

SUB-ADMINISTRATION SERVICES

A.    Records of Portfolio Share Transactions; Miscellaneous Records

1.    INSURER shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of INSURER as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

2.    INSURER shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged by Contract owners each day, the number of share trades attributable to death benefits, annuity payouts and charges, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist ADVISER and the Fund in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio’s net asset value per share. INSURER shall promptly provide ADVISER and the Fund, with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time.

3.    In addition to the foregoing records, and without limitation, INSURER shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.    Order Placement and Payment

1.    INSURER shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio’s shares based on Contract owner redemption requests, charges and benefit payments and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. INSURER shall notify the Fund of the cash required to meet redemption payments.

2.    INSURER shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. INSURER shall transmit net purchase payments to the Fund’s custodian.

C.    Reports

1. Corporate	Governance

INSURER acknowledges that ADVISER may, from time to time, be called upon by the Fund’s Board of Trustees (“Board”), and/or the Fund’s Chief Compliance Officer (“CCO”) to provide various types of information pertaining to the operations of the Fund and related matters, and that ADVISER also may, from time to time, decide to provide such information to the Board and/or the CCO in its own discretion. Accordingly, INSURER agrees to provide ADVISER and CCO with such assistance as ADVISER or CCO may reasonably request so that ADVISER or CCO can report such information to the Fund’s Board in a timely manner. INSURER acknowledges that such information and assistance shall be in addition to the information and assistance required of INSURER pursuant to the Fund’s mixed funding SEC exemptive order, described in the Participation Agreement.

2. Regulatory	Filings and Inquiries

INSURER further agrees to provide ADVISER with such assistance as ADVISER may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

D.    Miscellaneous Services

INSURER shall provide such other administrative support to the Fund as mutually agreed between INSURER and ADVISER or the Fund from time to time. Such administrative support shall be limited to performance of usual or incidental administration services of the type ordinarily borne by mutual funds that offer shares to the public.

OTHER SERVICES

A.    Miscellaneous Records

INSURER shall provide such other assistance to ADVISER and the Fund, as may be necessary to cause various Portfolio share transactions effected by Contract owners to be properly reflected on the books and records of the Fund.

B.    Accounting Services

INSURER shall perform miscellaneous accounting services as may be reasonably requested from time to time by ADVISER, which services shall relate to the business contemplated by the Participation Agreement between INSURER and the Fund, as amended from time to time. Such accounting services shall include, without limitation, periodic reconciliation and balancing of INSURER’S books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.

C.    Reports

INSURER further agrees to provide ADVISER with such other assistance as ADVISER may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund.

D.    Fund-Related Contract Owner Services

INSURER further agrees to provide telephonic support for Contract owners, including, without limitation, information with respect to inquiries about the Fund and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract owners about Fund (and Separate Account) performance, and assisting with proxy solicitations relating to the Fund, specifically with respect to soliciting voting instructions from Contract owners.